Exhibit 99.1

authID Reports Financial and Operating Results for the Fourth Quarter and Fiscal Year Ended December 31, 2024

DENVER, March 13, 2025 (GLOBE NEWSWIRE) -- authID® (Nasdaq: AUID) (“authID”), a leading provider of biometric identity verification and authentication solutions, today reported financial and operating results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 vs. 2023 Financial Summary

●	Total revenue for the quarter increased to $0.20 million, compared to $0.07 million a year ago.

●	Operating expenses were $4.9 million, compared to $3.3 million a year ago.

●	Loss from continuing operations was $4.6 million, or $0.49 per share, compared to a loss of $3.2 million, or $0.41 per share a year ago.

●	Adjusted EBITDA Loss of $4.1 million (non-GAAP measure as defined below), compared with $2.7 million a year ago.

●	Gross bARR (Booked Annual Recurring Revenue) of $7.13 million (non-GAAP measure as defined below), compared with $1.67 million a year ago.

Fiscal Year 2024 vs. 2023 Financial Summary

●	Total revenue for the year increased to $0.89 million, compared to $0.19 million a year ago.

●	ARR (Annual Recurring Revenue) was $0.80 million (non-GAAP measure as defined below), compared with $0.29 million a year ago.

●	Operating expenses were $15.6 million, compared to $10.9 million a year ago.

●	Loss from continuing operations was $14.3 million, or $1.40 per share, compared to a loss of $19.6 million, or $3.19 per share a year ago.

●	Adjusted EBITDA Loss of $11.9 million, compared with $8.7 million a year ago.

●	Remaining Performance Obligation (RPO) was $14.26 million, compared to $4.03 million a year ago.

●	Gross bARR of $9.01 million, compared with $2.94 million a year ago.

“We are poised for a breakout year in 2025, and I’m incredibly excited about our momentum to date,” said Rhon Daguro, authID’s Chief Executive Officer. “We expect to close multiple Fortune 500 and multi-national customers in 2025, and we are currently in the late stages of our sales cycle with these potential customers. Additionally, we are adding over $20 million in bookings pipeline per quarter, which we will continue to increase in order to position us for future growth. And, we are also working diligently to bring our new customers live on the platform and convert our bookings to revenue.”

Mr. Daguro continued: “I’m very proud of the team’s accomplishments in 2024. We made great progress in our financial metrics while enhancing the foundation we have built to be a dominant player in this rapidly expanding biometric identity authentication market. In only 18 months’ time, we built a proven go-to-market strategy to achieve two consecutive years of 3x bookings growth, assembled a team of identity domain experts that large companies can trust, and refined our software to service large enterprise accounts. We are incredibly excited about the opportunity ahead as we focus on bringing customers live, signing new contracts, and serving our customers’ critical biometric identity authentication needs.”

“This foundation, along with our un-matched combination of speed, accuracy and privacy, and the market impact of the threat posed by Generative AI, is all bringing authID to an inflection point, where I believe we will be positioned for aggressive growth in 2025”.

Recent Business and Operational Highlights

●	Signed the largest deal in the company’s history, a $10 million, multi-year agreement with a next-generation AI company, specializing in custom solutions for global multi-national companies, to enable biometric authentication for a range of industries in India.

●	Expanded our partnership with EinStrong Foundation to enhance verification of recipients of universal basic income payments. authID's Verified biometric authentication platform will ensure funds reach only the correct individuals quickly and securely, improving transparency and accountability for social welfare initiatives globally.

●	Released, PrivacyKey™, which represents a quantum leap forward in biometric authentication privacy. With this release, authID is a pioneer in the industry offering biometric authentication without needing to store any biometrics, by leveraging Public Key Infrastructure (PKI) technology.

●	Joined the Accountable Digital Identity Association (ADIA) to help shape global standards for reusable digital identities. As a member, authID will support the development of a decentralized identity framework that ensures trust, privacy and security and addresses the challenges enterprises face in managing multiple identities for their global employee and contractor workforces.

●	Integrated our Proof and Verified solutions with Zendesk to enhance account security and reduce fraud at contact centers. The integration better supports call center use cases by enabling Zendesk customers to seamlessly access authID through their customer support software.

●	Received industry recognition from The Prism Project for our approach to privacy and compliance-first biometric authentication. authID was classified as a “Luminary”, the highest level of distinction awarded by the study.

●	Announced a number of new customers across several verticals, including:

●	Salus, a provider of consumer microloans. Salus will leverage authID to securely onboard and authenticate borrower applications, ensuring a seamless and compliant user experience for underserved populations.

●	TurboCheck, a provider of fraud detection services for recruiters. TurboCheck will use authID to securely vet and onboard candidates, addressing employment identity fraud risks.

●	Imperial Technologies, a broadband and wireless high-speed internet provider across all 50 states. This multi-year agreement will provide authID’s biometric services to streamline and secure new customer onboarding.

●	Berify, as an OEM partner to enhance biometric identity assurance for its global users. authID will be used to secure onboarding and authentication, prevent identity fraud and improve user experiences across Berify’s platform, with a focus on the Asia Pacific market.

Financial Results for the Fourth Quarter and Fiscal Year Ended December 31, 2024

Total revenue for the three months ended December 31, 2024 was $0.20 million, compared with $0.07 million a year ago. Total revenue for the year ended December 31, 2024 was $0.89 million, compared to $0.19 million in 2023.

Operating expenses for the three months ended December 31, 2024, were $4.9 million, compared to $3.3 million a year ago. Operating expenses for the year ended December 31, 2024 were $15.6 million, compared with $10.9 million in 2023. The 2024 increase is primarily due to a one-time, non-cash expense reversal in Q1 2023 of $3.4 million of certain stock-based compensation related to employee terminations, which was not repeated in 2024, as well as reinvestment in employees and contractors following the Q1 2023 restructuring.

Loss from continuing operations for the three months ended December 31, 2024 was $4.6 million, of which non-cash charges were $0.6 million, compared with a net loss of $3.2 million a year ago, of which non-cash charges were $0.5 million. Loss from continuing operations for the year ended December 31, 2024 was $14.3 million, of which non-cash charges were $2.8 million, compared with a loss of $19.6 million, of which non-cash charges were $10.9 million for the comparable period in 2023, with approximately $7.5 million related to the exchange of convertible notes for common stock in 2023.

Loss per share for the three months ended December 31, 2024 was $0.49, compared with $0.41 a year ago. Loss per share for the year ended December 31, 2024 improved to $1.40 compared with a loss per share of $3.19 for the comparable period in 2023.

Adjusted EBITDA loss was $4.1 million for the three months ended December 31, 2024, compared with $2.7 million a year ago. Adjusted EBITDA loss was $11.9 million for the year ended December 31, 2024, compared with $8.7 million for the comparable period in 2023. The increase in Adjusted EBITDA loss is primarily due to the re-investment in employees and contractors following the Q1 2023 restructuring. Please refer to Table 1 for reconciliation of net loss to Adjusted EBITDA (a non-GAAP measure).

Remaining Performance Obligation (RPO) as of December 31, 2024, was $14.26 million, of which $0.22 million is held as deferred revenue and $14.04 million is related to other non-cancellable contracted amounts, compared to RPO of $4.03 million as of December 31, 2023. The Company expects to recognize the full RPO of $14.26 million over the entire life of the contracts, which are typically signed with a 3-year term

The gross amount of Booked Annual Recurring Revenue or bARR, (a non-GAAP measure, as defined below), signed in the fourth quarter of 2024 was $7.13 million, up from $1.67 million of gross bARR a year ago. The net amount of bARR was $6.86 million compared to $1.67 million of net bARR signed in the comparable period in 2023. The Q4 bARR is comprised of $3.68 million in Committed Annual Recurring Revenue (cARR) and $3.45 million in estimated Usage Above Commitments (UAC). The gross amount of bARR signed in the fourth quarter of 2024 increased $5.98 million over the bARR signed in the third quarter of 2024.

The gross amount of Booked Annual Recurring Revenue or bARR, signed in 2024 was $9.01 million, up over 3x compared with $2.94 million of gross bARR a year ago. The net amount of bARR was $7.38 million compared to $2.94 million of net bARR signed in 2023. The 2024 bARR is comprised of $4.68 million in Committed Annual Recurring Revenue (cARR) and $4.33 million in estimated Usage Above Commitments (UAC). The gross amount of bARR signed in 2024 increased $6.07 million over the bARR signed in 2023.

The net amount of bARR reflects the deduction of the bARR of contracts previously included in reported bARR, due to certain customers experiencing delays in Production Go-Live timing and volume ramping.

Refer to Table 1 for reconciliation of net loss to Adjusted EBITDA (a non-GAAP measure). See below for further definition and explanation of ARR and bARR, non-GAAP measures.

Conference Call

A conference call and webcast will be held today at 5.00 p.m. EST, hosted by authID Chief Executive Officer Rhon Daguro and Chief Financial Officer Ed Sellitto to discuss the financial results and provide a corporate update. To participate on the live conference call, please access this registration link and you will be provided with dial-in details. To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast of the call will be available on the “Events & Presentations” page of the Company’s website at investors.authid.ai. Only participants on the live conference call will be able to ask questions.

A replay of the event and a copy of the presentation will also be available for 90 days at authID’s Investor Relations site.

About authID Inc.

authID (Nasdaq: AUID) ensures enterprises “Know Who’s Behind the Device™” for every customer or employee login and transaction through its easy-to-integrate, patented, biometric identity platform. authID quickly and accurately verifies a user’s identity and eliminates any assumption of ‘who’ is behind a device to prevent cybercriminals from compromising account openings or taking over accounts. Combining secure digital onboarding, biometric authentication, and account recovery with a fast, accurate, user-friendly experience, authID delivers biometric identity processing in 700ms. With our ground-breaking PrivacyKey Solution authID delivers all the benefits of biometric identity verification, with a 1-to-1-billion false match rate, while storing no biometric data. Binding a biometric root of trust for each user to their account, authID stops fraud at onboarding, detects and stops deepfakes, prevents account takeover, eliminates password risks and costs, and provides the fastest, most frictionless, and most accurate user identity experience demanded by today’s digital ecosystem. Contact us to discover how authID can help your organization secure your workforce or consumer applications against identity fraud, cyberattacks and account takeover.

Investor Relations Contacts

Alex Thompson
1-949-574-3860
AUID@gateway-grp.com

Investor-relations@authid.ai

Media Contacts

Walter Fowler

1-631-334-3864

wfowler@nexttechcomms.com

Forward-Looking Statements

This Press Release includes “forward-looking statements.” All statements other than statements of historical facts included herein, including, without limitation, those regarding the future results of operations, growth and sales, potential contract signings, booked Annual Recurring Revenue (bARR) (and its components cARR and UAC), Annual Recurring Revenue (ARR), cash flow, cash position and financial position, business strategy, plans and objectives of management for future operations of both authID Inc. and its business partners, are forward-looking statements. Such forward-looking statements are based on a number of assumptions regarding authID’s present and future business strategies, and the environment in which authID expects to operate in the future, which assumptions may or may not be fulfilled in practice. Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the Company’s ability to attract and retain customers; successful implementation of the services to be provided under new customer contracts and their adoption by customers’ users; the Company’s ability to compete effectively; changes in laws, regulations and practices; changes in domestic and international economic and political conditions, the as yet uncertain impact of the wars in Ukraine and the Middle East, inflationary pressures, changes in interest rates, and others. See the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024 filed at www.sec.gov and other documents filed with the SEC for other risk factors which investors should consider. These forward-looking statements speak only as to the date of this release and cannot be relied upon as a guide to future performance. authID expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any changes in its expectations with regard thereto or any change in events, conditions, or circumstances on which any statement is based.

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement. These non-GAAP key business indicators, which include Adjusted EBITDA, bARR and ARR should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors, and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net loss adjusted to exclude: (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense (stock options) and (6) certain other items management believes affect the comparability of operating results. Other items included the following:

●	Conversion expense of $0 in 2024 and $7.5 million in 2023

●	Severance cost of $0.01 million in 2024 and $0.9 million in 2023

●	Loss on debt extinguishment of $0 in 2024 and $0.4 million in 2023

Please see Table 1 below for a reconciliation of Adjusted EBITDA – continuing operations to net loss – continuing operations, the most directly comparable financial measure calculated and presented in accordance with GAAP.

TABLE 1

Reconciliation of Loss from Continuing Operations to Adjusted EBITDA Continuing Operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Loss from continuing operations	$(4,594,375)	$(3,220,320)	$(14,277,994)	$(19,617,969)

Addback:

Interest expense, net	12,711	13,138	48,930	1,108,458
Other income	(111,042)	(67,559)	(455,227)	(98,230)
Loss on debt extinguishment	-	-	-	380,741
Conversion expense	-	-	-	7,476,000
Severance cost	-	(23,069)	14,251	855,279
Depreciation and amortization	47,865	43,408	179,075	255,858
Non-cash recruiting fees	-	-	-	438,000
Taxes	-	(391)	-	2,864
Stock compensation	595,536	510,347	2,612,164	487,398
Adjusted EBITDA continuing operations (Non-GAAP)	$(4,076,888)	(2,744,446)	(11,878,801)	(8,711,601)

Management believes that bARR and ARR, when viewed with our results under GAAP, provide useful information about the direction of future growth trends of the Company’s revenues. We also rely on bARR as one of a number of primary measures to review and assess the sales performance of our Company and our management team in connection with our executive compensation. The Company defines Booked Annual Recurring Revenue or bARR, as the amount of annual recurring revenue represented by the estimated amounts of annual recurring revenue we believe will be earned under such contracted orders, looking out eighteen months from the date of signing of each customer contract. This estimate is comprised of two components (1) Committed Annual Recurring Revenue (cARR), which represents the minimum amounts that customers are contractually committed to pay each year over the life of the contract and (2) Usage Above Commitments (UAC), which represents our estimate of the rate of annual recurring revenue arising from actual usage of our services above the contractual minimums, that we believe the Customer will achieve after 18 months. The net amount of bARR reflects the deduction of the bARR of contracts previously included in reported bARR, which were subject to attrition, or other downward adjustments during the quarter.

The company defines Annual Recurring Revenue or ARR, as the amount of recurring revenue recognized during the last three months of the relevant period as determined in accordance with GAAP, multiplied by four.

bARR may be distinguished from ARR, as bARR does not take specifically into account the time to implement any contract for authID’s services, nor for any ramp in adoption, or seasonality of usage of our biometric products but is based on the assumption that 18 months after signing these matters will have been generally resolved. Furthermore, bARR is based on estimates of future revenues under particular contracts, whereas ARR, whilst also forward looking, is based on historical revenues recognized in accordance with GAAP during the relevant period. A reconciliation of bARR to a GAAP measure is not provided as there is no comparable GAAP measure and we believe that any attempt at such reconciliation may be confusing to investors. bARR and ARR have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	bARR & ARR should not be considered as predictors of future revenues but only as indicators of the direction in which revenues may be trending. Actual revenue results in the future as determined in accordance with GAAP may be significantly different to the amounts indicated as bARR or ARR at any time.

●	bARR and ARR are to be considered “forward looking statements” and subject to the same risks, as other such statements (see note on “Forward Looking Statements” above).

authID INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
	2024	2023	2024	2023

Revenues, net	199,749	71,902	886,485	190,289

Operating Expenses:
General and administrative	2,815,096	2,241,134	9,149,166	8,094,352
Research and development	2,029,494	1,062,492	6,242,535	2,588,215
Depreciation and amortization	47,865	43,408	179,075	225,858
Total operating expenses	4,892,455	3,347,034	15,570,776	10,938,425

Loss from continuing operations	(4,692,706)	(3,275,132)	(14,684,291)	(10,748,136)

Other Income (Expense):
Interest expense	(12,711)	(13,138)	(48,930)	(1,108,458)
Interest income	111,042	67,559	455,227	98,230
Loss on debt extinguishment	-	-	-	(380,741)
Conversion expense	-	-	-	(7,476,000)
Other income (expense), net	98,331	54,421	406,297	(8,866,969)

Loss from continuing operations before income taxes	(4,594,375)	(3,220,711)	(14,277,994)	(19,615,105)
Income tax expense	-	391	-	(2,864)
Loss from continuing operations	(4,594,375)	(3,220,320)	(14,277,994)	(19,617,969)

Gain (loss) from discontinued operations	-	-	-	1,524
Gain on sale of discontinued operations	-	-	-	216,069
Total gain (loss) from discontinued operations	-	-	-	217,593
Net loss	$(4,594,375)	$(3,220,320)	$(14,277,994)	$(19,400,376)

Earnings (Loss) Per Share - Basic and Diluted
Continuing operations	$(0.49)	$(0.41)	$(1.40)	$(3.19)
Discontinued operations	0.00	$0.00	0.00	$0.04
Weighted Average Shares Outstanding - Basic and Diluted:	9,450,220	7,874,962	10,202,371	6,153,881

authID INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS
Current Assets:
Cash	$8,471,561	$10,177,099
Accounts receivable, net	97,897	91,277
Deferred contract costs	426,859	-
Other current assets	617,918	157,300
Other current assets	460,192	476,004
Total current assets	10,074,427	10,901,680

Intangible assets, net	213,718	327,001
Goodwill	4,183,232	4,183,232
Total assets	$14,471,377	$15,411,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,715,410	$1,408,965
Commission liability	459,657	124,150
Severance liability	325,000	-
Convertible debt, net	240,884	-
Deferred revenue	215,237	131,628
Total current liabilities	2,956,188	1,664,743
Non-current Liabilities:
Convertible debt, net	-	224,424
Accrued severance liability	-	325,000
Total liabilities	$2,956,188	$2,214,167

Commitments and Contingencies (Note 7)

Stockholders’ Equity:
Common stock, $0.0001 par value, 150,000,000 and 250,000,000 shares authorized as of December 31, 2024 and 2023, respectively; 10,920,909 and 9,450,220 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1,092	945
Additional paid-in capital	185,312,508	172,714,712
Accumulated deficit	(173,808,529)	(159,530,535)
Accumulated comprehensive income	10,118	12,624
Total stockholders’ equity	11,515,189	13,197,746
Total liabilities and stockholders’ equity	$14,471,377	$15,411,913

authID INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,277,994)	$(19,400,376)
Adjustments to reconcile net loss with cash flows from operations:
Conversion expense	-	7,476,000
Stock-based compensation	2,612,164	487,398
Amortization of debt discounts and issuance costs	16,460	711,269
Warrants for services	-	438,000
Shares issued in lieu of interest	-	387,578
Loss on debt extinguishment	-	380,741
Depreciation and amortization expense	179,075	255,858
Provision for doubtful accounts	149,720	150,000
Gain from sale of discontinued operation	-	(216,069)
Changes in operating assets and liabilities:
Accounts receivable	(156,340)	170,532
Contract assets	(426,859)	-
Deferred contract cost	(460,618)	(157,300)
Other current assets	15,812	88,068
Commission liability	355,507	124,150
Accounts payable and accrued expenses	306,445	245,932
Deferred revenue	83,609	50,310
Other liabilities	-	325,000
Adjustments relating to discontinued operations	-	110,064
Net cash flows from operating activities	(11,623,019)	(8,372,845)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of discontinued operations, net of selling costs	-	91,751
Purchase of intangible assets	(65,792)	(16,600)
Net cash flows from investing activities	(65,792)	75,151

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of offering costs	9,985,779	14,912,904
Credit facility drawdown, net of issuance costs	-	471,816
Net cash flows from financing activities	9,985,779	15,384,720

Effect of Foreign Currencies	(2,506)	(149,736)

Net Change in Cash	(1,705,538)	6,937,290
Cash, Beginning of the Year	10,177,099	3,237,106
Cash, Beginning of the Year- Discontinued Operations	-	2,703
Cash, End of the Year - Discontinued Operations	-	-
Cash, End of the Year	$8,471,561	$10,177,099

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$32,470	23,345
Cash paid for interest - discontinued operations	$-	364
Cash paid for income taxes	$-	2,864
Cash paid for income taxes - discontinued operations	$-	1,254
Schedule of Non-cash Investing and Financing Activities:
Conversion of convertible note payable and accrued interest to common stock	$-	$7,856,011
Conversion of credit facility borrowings into common stock	$-	$900,000
Cashless option and warrant exercises	$1	$-